Exhibit 99.1

CNBC host, Becky Quick exclusive interview
with Genius Brands (NASDAQ:GNUS)
Chairman and CEO, Andy Heyward

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Warren Buffett’s Secret Millionaires Club to be featured on new Amazon streaming kids channel from Amazon Prime

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Dear Friends and Shareholders,

Last Thursday, Amazon and Genius Brands International launched an exclusive kid’s animation subscription streaming channel, Kid Genius Cartoons Plus!, to all 80 million+ subscribers of Amazon Prime. We believe this transaction will be transformational for the company.

I appeared this weekend on CNBC’s “On the Money” with Becky Quick.   The segment aired throughout the weekend both on CNBC and syndicated across the country on 200 TV stations in all of the top markets. Additionally, it is available to be seen on the CNBC 'On the Money' site.

The agreement between Amazon and Genius Brands is a multi-year deal, which will be offered at $3.99/month/subscriber.  Industry analysts project that Amazon Prime's subscriber base will double within the next five years.  Genius Brands is excited to participate in that growth through the Kid Genius Cartoons Plus! streaming channel.

Kid Genius Cartoons Plus! now offers exclusive access to stream full seasons of enriching and entertaining content for toddlers to tweens via the Amazon Video app for TVs, connected devices, including Fire TV, mobile devices and online at www.amazon.com/channels. Kid Genius Cartoons Plus! is a unique proposition in that we provide “content with a purpose.” Thus, most of our programming incorporates a positive curriculum along with entertainment.  Our award-winning content features series that support science, technology, engineering and math (STEM) skills, as well as social-emotional development and literacy skills, including Warren Buffett’s Secret Millionaires Club, featuring 26 half-hour episodes and 26 shorts created and produced in partnership with and starring legendary financier Warren Buffett, Baby Genius, Thomas Edison’s Secret Lab, SpacePOP,  Stan Lee’s Mighty 7, Martha Stewart’s Martha & Friends, and Gisele Bündchen’s Gisele & The Green Team.

I encourage you to take some time to check out Kid Genius Cartoons Plus! and subscribe here today. Stay tuned for more exciting news regarding our partnership with Amazon!

Sincerely,

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.

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